As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

LUMINAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	83-1804317
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of Principal Executive Offices) (Zip Code)

Luminar Technologies, Inc. 2015 Stock Plan
Luminar Technologies, Inc. 2020 Equity Incentive Plan
Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan
Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan
(Full Title of the Plan)

Austin Russell
President and Chief Executive Officer
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Name and Address of Agent for Service)

(407) 900-5259
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel S. Kim, Esq. Mitchell Zuklie, Esq. Orrick, Herrington & Sutcliffe LLP 631 Wilshire Boulevard Santa Monica, California 90401 Tel: (301) 633-2800	Thomas J. Fennimore, Chief Financial Officer 2603 Discovery Drive, Suite 100 Orlando, Florida 32826 Telephone: (407) 900-5259

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share
—Luminar Technologies, Inc. 2020 Equity Incentive Plan	36,588,278	(2)	$27.7500	(3)	$1,015,324,714.50	(3)	$110,771.93
—Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan	7,317,655	(4)	$23.5875	(5)	$172,605,187.32	(5)	$18,831.23
—Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan	25,818,749	(6)	$27.7500	(3)	$716,470,284.75	(3)	$78,166.91
—Luminar Technologies, Inc. 2015 Stock Plan	16,224,474	(7)	$27.7500	(3)	$450,229,153.50	(8)	$49,120.01
Total	85,949,156				$2,354,629,340.07		$256,890.08
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares or underlying securities, as applicable, of Class A common stock (“Class A common stock”) of Luminar Technologies, Inc. (the “Registrant”) that become issuable under the Luminar Technologies, Inc. 2015 Stock Plan (the “2015 Plan”), the Luminar Technologies, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and the Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan (the “MLTEIP” and, together with the 2015 Plan, the 2020 Plan and the ESPP, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction. The plans were previously contemplated by the Merger Agreement as defined below.
(2)    Represents shares of Class A common stock reserved for issuance as awards under the 2020 Plan.
(3)    Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A common stock on February 23, 2021, as reported on The Nasdaq Stock Market LLC.
(4)    Represents shares of Class A common stock reserved for issuance under the ESPP.
(5)    Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Class A common stock on February 23, 2021, as reported on The Nasdaq Stock Market LLC. Pursuant to the ESPP, the purchase price of Class A common stock will be at least 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the applicable purchase date.
(6)    Represents shares of Class A common stock reserved for issuance under the MLTEIP.
(7)    Represents shares of Class A common stock subject to issuance upon the exercise of stock options previously granted under the Luminar Technologies, Inc. 2015 Stock Plan (the “2015 Plan”), as assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of August 24, 2020, by and among the Registrant, Dawn Merger Sub I, Dawn Merger Sub II and our predecessor company (the “Merger Agreement”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on March 13, 2020;
(b)The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2020, filed with the Commission on May 8, 2020 and amended on May 27, 2020, (ii) June 30, 2020, filed with the Commission on August 6, 2020; and (iii) September 30, 2020, filed with the Commission on November 6, 2020;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on December 8, 2020 and amended on December 8, 2020;
(d)The description of the Registrant’s Class A common stock contained in the registration statement on Form 8-A (File No. 333-228739) filed with the Commission on January 31, 2019, including any amendments or reports filed for the purpose of updating such description.
All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Certain attorneys with Orrick, Herrington & Sutcliffe LLP and certain funds affiliated with the firm own and/or have an indirect interest in shares of Class A Stock, which represent less than 1% of our common stock.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.
Item 7.     Exemption from Registration Claimed.
Not Applicable.
Item 8.     Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit
4.1
Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2020).

4.2
Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2020).

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of KPMG LLP, independent registered public accounting firm of Gores Metropoulos, Inc.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Luminar Technologies, Inc.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1
Luminar Technologies, Inc. 2020 Equity Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on December 8, 2020).

99.2	Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the SEC on December 8, 2020).
99.3	Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on December 8, 2020).
99.4	Luminar Technologies, Inc. Amended and Restated 2015 Stock Plan (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the SEC on December 8, 2020).

Item 9.     Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on February 26, 2021.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Austin Russell
Name: Austin Russell
Title: President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Austin Russell and Thomas J. Fennimore, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Austin Russell	President, Chief Executive Officer and Chairman of the Board of Directors	February 26, 2021
Austin Russell	(Principal Executive Officer)
/s/ Thomas J. Fennimore	Chief Financial Officer	February 26, 2021
Thomas J. Fennimore	(Principal Financial and Accounting Officer)
/s/ Alec E. Gores	Director	February 26, 2021
Alec E. Gores
/s/ Mary Lou Jepsen, PhD	Director	February 26, 2021
Mary Lou Jepsen, PhD
/s/ Benjamin J. Kortlang	Director	February 26, 2021
Benjamin J. Kortlang
/s/ Katharine A. Martin	Director	February 26, 2021
Katharine A. Martin
/s/ Scott A. McGregor	Director	February 26, 2021
Scott A. McGregor
/s/ Matthew J. Simoncini	Director	February 26, 2021
Matthew J. Simoncini